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                                                                 Exhibit 10.1(a)


                              TERMINATION AGREEMENT
                                       AND
                           GENERAL WAIVER AND RELEASE


This AGREEMENT (hereinafter referred to as "Agreement") is made and entered into effect this 16th day of February 1999, by and between MIKE KELLER (hereinafter referred to as "EMPLOYEE") and CHICAGO TITLE AND TRUST COMPANY (hereinafter referred to as "EMPLOYER").

                                    RECITALS

A.       EMPLOYEE is currently employed by EMPLOYER as Executive Vice President.

B.       EMPLOYER has decided to terminate EMPLOYEE'S employment relationship.

C. EMPLOYER desires to offer EMPLOYEE certain incentives to cooperate and assist in the orderly transition of his duties.

D. During the course of his employment, EMPLOYEE has become familiar with certain confidential information of EMPLOYER which is exceptionally valuable to EMPLOYER and vital to the success of its business.

E. EMPLOYER wishes to protect its confidential information and other interests, and EMPLOYEE has agreed to the restrictions contained in this Agreement in consideration of the payments to be made to EMPLOYEE hereunder.

F. The parties wish to avoid any controversy, dispute or differences or any litigation between them and wish to fully settle any and all possible issues, claims or causes of action that have been raised or could be raised by EMPLOYEE against EMPLOYER, and of fully settling and compromising any and all issues, claims or causes of action that EMPLOYEE has, or may have, or may claim to have, against EMPLOYER arising out of, or in any way related to, EMPLOYEE's employment and/or termination of employment with EMPLOYER: and the EMPLOYER will waive claims for certain known actions of EMPLOYEE.
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NOW, THEREFORE, in consideration of the monies, mutual promises and mutual covenants contained herein, the parties agree as follows:

1. Effective upon a date to be determined by the Chief Executive Officer, but no later than March 8, 1999, EMPLOYEE will be relieved of his responsibilities as Executive Vice President.

2. EMPLOYER shall pay EMPLOYEE a lump sum payment representing the amount of EMPLOYEE'S unpaid but earned vacation time through March 8, 1999, less all applicable state and federal taxes and other withholdings plus those items identified as "Earned Compensation as of February 16, 1999" on Schedule A attached hereto.

3. After EMPLOYEE is relieved of his responsibilities, EMPLOYER will pay EMPLOYEE a lump sum payment representing any proper and reasonable business expenses EMPLOYEE incurred prior to the date he is relieved of his responsibilities. Said lump sum payment will be calculated pursuant to applicable policies and procedures of EMPLOYER, provided that EMPLOYEE submits an expense report not later than ten (10) business days after the date he is relieved of his responsibilities. Said lump sum payment shall be paid not later than ten (10) business days of submission of an expense

4. In consideration of, and in exchange for: (a) EMPLOYEE's signing this Agreement within twenty-one (21) days of February 16, 1999, without revocation within the subsequent seven (7) day revocation period described in Section 18; (b) EMPLOYEE's waiver and release of all claims or causes of action against EMPLOYER, as set forth in Section 4 of this Agreement; (c) EMPLOYEE's agreement to the restrictions contained in this Agreement ; (d) EMPLOYEE's covenant not to sue EMPLOYER, EMPLOYER agrees to provide to EMPLOYEE the following:

         4.1 Continued participation as an employee in EMPLOYER'S employee welfare and retirement benefit plans, including but not limited to participating in EMPLOYER'S flexible spending account, and group health, dental, life and disability benefits at such premium rates paid by other employees in EMPLOYEE'S salary range by continuing to make any applicable employee contributions through payroll deductions through March 31, 1999.

         4.2 Six (6) monthly payments in the amount of $18,750 per month, to be paid at the end of each month beginning in April 1999 and continuing through September 1999, for a total payment of $112,500, which represents an amount equal to one-half of EMPLOYEE'S annual base pay at the time of termination.
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         4.3      Payment in respect of 1500 units granted upon your hiring for the 1997 cycle in the Long Term Incentive Plan of 1995, which payment is scheduled for February 2000. The current estimated value of those units is $633,759 less legally required withholdings. The value of these units will be fixed following the completion of the audit of the Company's 1998 earnings and will be communicated to the EMPLOYEE immediately thereupon.

         4.4 Payment into the Company's Savings and Profit-sharing Plan in late March 1999 in respect of the profit-sharing contribution attributable to 1998 financial performance.

         4.5 Reimbursement of COBRA costs for the EMPLOYEE'S contribution to the Company's COBRA eligible plans for a period of twelve
                  (12) months, beginning April 1999 and continuing through March 2000, unless employed and eligible for other group benefits coverage prior to the end of March 2000.

         4.6 Full executive outplacement services to be provided by DP Baiocchi, Associates, Inc., a Chicago-based career and outplacement counseling support services firm.

         After March 31, 1999, the parties agree that EMPLOYEE shall not be deemed an employee of EMPLOYER for any reason, including but not limited to worker's compensation, benefits, and third party liability. EMPLOYER agrees that it shall not contest any claim for unemployment compensation benefits made by the EMPLOYEE with the Illinois Department of Employment Security.

         In the event of EMPLOYEE's death prior to March 8, 1999, the severance payments that would have been paid to EMPLOYEE under Section 4 above shall be paid to EMPLOYEE's beneficiary or estate.

         EMPLOYEE acknowledges that the payments and benefits, described above in Sections 4.1 through 4.6 are payments and benefits he would not normally receive and are in full satisfaction and release of any and all claims he has or may claim to have against EMPLOYER arising out of his employment and/or his transfer to inactive employment status and/or his termination from employment with EMPLOYER including any and all claims for bonus, benefits or compensation.

5. EMPLOYEE, on behalf of himself and his heirs, executors, administrators, attorneys and assigns, irrevocably and unconditionally forever releases, discharges and covenants not to sue EMPLOYER, its parent company, subsidiaries, divisions, and affiliates, whether direct or indirect, its and their joint ventures, and joint venturers, its and their successor companies,
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         and all of its and their owners, shareholders, divisions, subdivision, affiliates, assigns, agents, directors, officers, employees, representatives, attorneys, and all other persons acting by, through, under or in connection with them, and each of their respective successors and assigns (hereinafter collectively referred to as ("Releasees"), from any and all known and unknown actions, causes of action, claims, damages, punitive damages, suits, obligations, agreements, attorneys' fees and any other liabilities of any kinds whatsoever which have or could be asserted against EMPLOYER or Releasees, arising out of or related to EMPLOYEE's employment with and/or transfer to inactive employment status with and/or termination and/or retirement from employment with EMPLOYER and/or any other occurrence up to and including the date of this Agreement, including but not limited to:

         (a) claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state or municipal employment discrimination statutes (including, but not limited to, claims based on age, sex attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

         (b) claims, actions, causes of action or liabilities arising under any other federal, state, or local statute, law, ordinance or regulation; and/or

         (c) any other claim whatsoever including, but not limited to, claims for severance pay, benefits, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to EMPLOYEE's employment with and/or separation from employment with EMPLOYER or from any other event to the date this Agreement, but excluding any claims or actions which by law cannot be waived.

         EMPLOYEE covenants and agrees never to institute any suit, complaint or action, at law or in equity, in any court of the United States or any state, county or municipality thereof or before any other tribunal, public or private, against EMPLOYER or Releasees, or in any way voluntarily to aid in the institution or prosecution of any suit, action or claim of any kind, or any other kind of relief, arising from any matter arising from his
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         employment with EMPLOYER or any other occurrences to the date of this
         Agreement, and hereby waives any right to recover any monetary relief as a result of any such proceeding or any proceeding on his behalf.

         EMPLOYEE further waives, releases, and discharges EMPLOYER and Releasees from any reinstatement rights which he may have or could have and agrees not to seek employment with EMPLOYER and/or any of the other Releasees. EMPLOYEE acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

         EMPLOYEE specifically acknowledges and agrees that this release and covenants not to sue is made voluntarily and knowingly and without any duress or coercion of any kind. The release is not intended to waive claims or rights which by law cannot be waived, including the right to file an administrative charge of discrimination, nor is it intended to waive any claims alleging a violation of the Agreement by EMPLOYER.

         EMPLOYEE FURTHER UNDERSTANDS THAT THIS RELEASE AND COVENANT NOT TO SUE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         In the same manner, Releasees waive any and all claims against EMPLOYEE for EMPLOYEE'S actions KNOWN to any Executive officers, as defined by the SEC, of Chicago Title Corporation on the date hereof and covenant not to sue EMPLOYEE for any said actions.

6. EMPLOYEE agrees that he will cooperate fully and lend reasonable assistance to EMPLOYER and any of its employees, officers, or agents with regard to any measures of company matters with which he was involved or had knowledge about or interest in and that he will be available for consultation with EMPLOYER during the period from the date EMPLOYEE is relieved of his responsibilities until February 29, 2000 at such reasonable times mutually agreed upon by EMPLOYER and EMPLOYEE. EMPLOYER shall reimburse EMPLOYEE for reasonable expenses incurred in connection with such consultation upon submission by EMPLOYEE of proof of same.

7. EMPLOYEE acknowledges and agrees that during the time of his active employment, he advised and worked on matters involving EMPLOYER which may result in controversy, dispute or litigation. With respect to such transactions, and any other matters in which he may become a witness for EMPLOYER or may otherwise be required to participate in claims or litigation with respect thereto, EMPLOYEE agrees that he will fully cooperate with and lend reasonable assistance to EMPLOYER at all times after signing this Agreement, including, but not limited to, investigation, preparation and assistance in defending or prosecuting any claims, as well
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         as appearance on EMPLOYER's behalf at trial, or otherwise. EMPLOYER shall reimburse EMPLOYEE for reasonable expenses incurred in connection with such cooperation and assistance upon submission by EMPLOYEE of proof of same. If such assistance is required after February 29, 2000, EMPLOYER shall also reimburse EMPLOYEE for EMPLOYEE'S time spent at a rate of $200.00 per hour.

8. EMPLOYEE agrees not to directly or indirectly through employment or association with any other person or company, solicit the employment or engagement of any employees or agents of EMPLOYER or any of its subsidiaries for two years after termination of employment and EMPLOYEE will not, at any time, disclose any confidential information of EMPLOYER or its subsidiaries. In addition, EMPLOYEE will not solicit , directly or indirectly, any person or company with whom EMPLOYEE or his direct reports had any communications on behalf of EMPLOYER, for any business within the title insurance business, or title related businesses, of EMPLOYER or any of its subsidiaries for one year after any termination of employment. However, at any time following termination by EMPLOYER, EMPLOYEE may elect to waive further payment of all severance benefits in Section 4 and, in return for that waiver, be released from this covenant not to compete.

9. EMPLOYEE agrees that he will not any time disparage or defame the EMPLOYER, or any subsidiary or affiliate thereof, or any of its services, or any of its officers, directors, employees, or agents, to any current or future or past employees, customers, clients, vendors or suppliers of EMPLOYER and EMPLOYER agrees that it will not any time disparage or defame the EMPLOYEE.

10. Letter of Recommendation. All oral inquires from prospective employers or others seeking references regarding EMPLOYEE shall be directed to the Director of Human Resources of EMPLOYER and shall be responded to as follows:

         " We would be pleased to provide you with a reference regarding Mr. Keller. However, it is the policy of Chicago Title and Trust Company that all reference requests be submitted in writing. Please send your request to Chicago Title and Trust Company in care of the Director of Human Resources and we will provide you with a letter of reference promptly".

         Upon receipt of such and all other written requests, EMPLOYER shall provide a mutually agreeable letter of reference in the form attached as Exhibit B hereto.

11. EMPLOYEE agrees to keep the terms, conditions and amount of payments of this Agreement completely CONFIDENTIAL and will not
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         hereafter disclose any information concerning this Agreement to anyone, except that EMPLOYEE may discuss this Agreement with his attorneys, accountants, financial advisors and his family, but on the condition that any disclosures or breach of confidentiality by said attorneys, accountants, financial advisors, or his family; and with respect to Paragraph 8 only, prospective employers and employment advisors. EMPLOYER agrees to keep the terms, conditions and amount of payments of this Agreement completely CONFIDENTIAL and will not hereafter disclose any information concerning this Agreement to anyone, except that EMPLOYER may discuss this Agreement with its senior management employees, human resources employees and attorneys who have a need to know if its existence.

12.      As a material part of this Agreement, EMPLOYEE agrees to the following:

         12.1 Definition of Confidential Information. For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, processes, procedures, improvements, manuals, financial data, lists of actual or potential customers or suppliers of EMPLOYER, and any other information regarding EMPLOYER's business that is not generally known to the public through legitimate origins. EMPLOYER and EMPLOYEE acknowledge and agree that such Confidential Information is extremely valuable to EMPLOYER and shall be deemed to be a "Trade Secret ". For the purposes of this Section 12.1, such information is "not generally known to the public through legitimate origins" if it is not generally known to third parties who can obtain economic value from its disclosure and use.

         12.2 Non-Disclosure of Confidential Information. EMPLOYEE will not, in any form or matter, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for EMPLOYEE's personal benefit or for the benefit of any competitor of EMPLOYER, any Confidential Information, unless such disclosure is compelled by judicial or administrative process.

         12.3 Delivery Upon Termination. EMPLOYEE will promptly deliver to EMPLOYER all correspondence, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or things concerning EMPLOYER's customers, supplier network, marketing strategies, products or processes and/or which contains Confidential Information. Without limitation to the forgoing, EMPLOYEE shall
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                  not be entitled to retain any Confidential Information in any form, including electronic files, magnetic media or optical media.

13. Because of the EXTREME CONFIDENTIALITY and SENSITIVITY of this Agreement and its terms, EMPLOYEE further acknowledges and agrees that his breach of any of the covenants and agreements contained in this Agreement will result in IRREPARABLE INJURY to EMPLOYER for which there may be no adequate remedy at law. In the event of the breach or threatened breach of any of the restrictions, covenants or agreements in this Agreement by EMPLOYEE, EMPLOYER shall be immediately entitled to injunctive relief, both preliminary and final, enjoining and restraining such breach or threatened breach. Such remedy shall be in addition to all other remedies available at law or in equity. Such injunction shall be available to EMPLOYER without the posting of any bond or other security and EMPLOYEE hereby consents to the issuance of such injunction.

14. EMPLOYEE further agrees that on the effective date he is relieved of his responsibilities with EMPLOYER, he will have delivered to EMPLOYER all customer or client lists, financial analyses, price information, documents, strategic plans, manuals, letters, notes, notebooks, reports, and any copies thereof, as well as any and all other confidential or proprietary information and any and all other materials, supplies, documents, information or equipment that he may have in his possession or under his control belonging to EMPLOYER, as defined in Section 12, above.


15. All parties further agree that any provision of this Agreement that may at any time be prohibited or unenforceable by law shall be ineffective only to the extent and for the duration of such prohibition or unenforceability, and that any such prohibition of unenforceability shall not invalidate the remaining provisions of this Agreement.

16. The Agreement shall be binding upon EMPLOYEE and EMPLOYEE's heirs, administrators, representatives, executors, successors, and assigns, and shall be binding on EMPLOYER and its successors and assigns.

17. EMPLOYER denies that it has taken any improper action against EMPLOYEE in violation of any federal, state, or local law or common law principle. Both parties further agree that this Agreement shall not be admissible in any proceeding as evidence of any improper action by EMPLOYER (except to enforce to the terms thereof).

18. EMPLOYEE agrees that he is entering into this Agreement voluntarily and with full knowledge of its significance. EMPLOYEE further acknowledges that this Agreement sets forth the entire agreement of parties and it shall
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         be final and binding as to all claims of causes of action which have been or could have been advanced on behalf of EMPLOYEE against EMPLOYER, and/or any other as set forth above, arising out of his employment and/or his transfer to inactive employment status and/or his termination and/or his voluntary resignation of employment with EMPLOYER.

19. EMPLOYEE acknowledges and agrees that he has been advised (a) of his right to consult with an attorney as to the significance and meaning of this Agreement; (b) that he has twenty-one (21) days to consider this Agreement and seven (7) days after he executes it to revoke; (c) that if EMPLOYEE wishes to revoke this Agreement he must forward his timely written revocation to Ms. LaNette Zimmerman, at Chicago Title and Trust Company, 171 North Clark Street, Chicago, Illinois 60601; and (d) that this Agreement is executed without reliance upon any other statement or representation of the parties released.

20. The parties agree that his Agreement shall be interpreted and governed by the laws of the State of Illinois.


THIS AGREEMENT sets forth the entire Agreement of the parties and shall be final and binding as to all claims, allegations, charges, and causes of action which have been or could have been advanced or raised on behalf on EMPLOYEE arising out of his employment and/or his transfer to inactive employment status and/or his termination and/or his retirement from employment with EMPLOYER.




AGREED TO BY:                               AGREED TO BY:

By:  Chicago Title & Trust Company          By: /s/ Michael J. Keller
     -----------------------------             -------------------------------
     Chicago Title Corporation
     -----------------------------

Name:  S. LaNette Zimmerman                 Name: Michael J. Keller
     -----------------------------             -------------------------------
Title:  Senior Vice President               Title: Executive Vice President
     -----------------------------             -------------------------------
Dated: 03/08/99                             Dated: 03/08/99
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